Exhibit 99.1

FOR IMMEDIATE RELEASE
COREPOINT LODGING REPORTS FIRST QUARTER 2020 RESULTS
IRVING, Texas - May 20, 2020- CorePoint Lodging Inc. (NYSE: CPLG) (“CorePoint” or the “Company”), a pure play select-service hotel owner strategically focused on the midscale and upper-midscale segments, today reported operational and financial results for the first quarter ended March 31, 2020.
First Quarter 2020 and Subsequent Highlights

•	Net loss of $21 million, or $0.37 loss per fully diluted share

•	Comparable RevPAR of $48.20, a decrease of 22.8% from the same period in 2019 with 474 basis points of RevPAR Index market share decline

•	Adjusted EBITDAre of $10 million

•	Adjusted FFO attributable to common stockholders of $4 million, or $0.07 per fully diluted share

•
In mid-March, the Company began taking aggressive steps at the corporate and hotel level to control costs and preserve capital to mitigate the ongoing operational and financial impact from the COVID-19 pandemic. As previously disclosed, these initiatives included drawing $110 million from its Revolving Credit Facility to further enhance the Company’s cash liquidity position, suspending its common stock dividend, temporarily suspending operations at certain of its hotels and implementing cost containment initiatives at all other hotels, deferring all non-essential capital expenditures, and implementing various cost containment measures with respect to corporate spending

•	Sold 23 non-core hotels for a combined gross sales price of approximately $100 million during the quarter

•
Subsequent to quarter end, sold 3 non-core hotels for a combined gross sales price of approximately $13 million, resulting in a total of 26 non-core hotels sold during 2020 for a combined gross sales price of $113 million and a total of 70 non-core hotels sold since March 2019 for a combined gross sales price of $290 million

•
An additional 26 hotels are under contract with qualified buyers, expected to generate approximately $115 million of gross proceeds, and expected to close by the end of 2020, subject to market and other conditions

•
Subsequent to quarter end, the Company amended its Revolving Credit Facility to extend the maturity date to May 2021 and eliminate its total net leverage and interest coverage financial covenants through the extended maturity date

•
First quarter dividend of $0.20 per share of common stock was paid on April 15, 2020 to holders of record on March 31, 2020; as previously disclosed, the Company expects that its common stock dividend will remain suspended for the balance of 2020

“The challenging environment we began to experience late in the first quarter from the global impact of COVID-19 has created unprecedented disruption in the lodging sector,” noted Keith Cline, President and Chief Executive Officer of CorePoint. “During this period of disruption, we have worked with our third-party manager to focus on the pursuit of alternative sources of hotel revenue, and we initiated aggressive liquidity, capital preservation and cost mitigation actions at both the property and corporate level.”

“Certain of these measures resulted in temporarily suspending operations at the peak of this period at 30 of our hotels in order to minimize ongoing operating expenditures and to prioritize the health and safety of our hotels’ guests and employees. Of the original 30 hotels that were suspended, all have either resumed accepting transient guests or expected to do so over the next several weeks. Since hitting a low of 15% portfolio occupancy in mid-April, we have experienced an acceleration to around 35% portfolio occupancy to date in May.”

Mr. Cline added, “We believe our portfolio of select-service hotels predominantly focused on the midscale segments is well positioned to capture incremental transient room demand coming back online, in particular leisure travel and the associated demand for many of our drive-to destinations hotels.  We are also committed to creating value through a long-term, disciplined execution of our non-core disposition strategy and made significant progress with the sale of 23 non-core hotels during the first quarter for gross proceeds of approximately $100 million.”

Selected Statistical and Financial Data
(Unaudited, $ in millions, except RevPAR and ADR)

	Three Months Ended March 31,
	2020	2019	% Change
Net loss	$(21)	$(27)	22.2%
Total revenues	$146	$208	(29.8%)

Adjusted EBITDAre	$10	$43	(76.7%)
Adjusted FFO attributable to common stockholders	$4	$24	(83.3%)

Comparable Occupancy (1)	53.6%	65.7%	(1210) bps
Comparable ADR (1)	$89.92	$95.14	(5.5%)
Comparable RevPAR (1)	$48.20	$62.46	(22.8%)
Comparable Hotel Adjusted EBITDAre margin (1)	12.1%	26.1%	(1400) bps
____________________

(1)	Comparable Hotels includes 241 hotels of the total 248 hotels owned as of March 31, 2020.
First Quarter 2020 Financial and Operating Results
The Company reported net loss of $21 million, or $0.37 loss per fully diluted share, for the quarter ended March 31, 2020, compared to net loss of $27 million, or $0.47 loss per fully diluted share, for the quarter ended March 31, 2019. Decreases in year-over-year revenues were offset by gains on sales of real estate and lower operating and other expenses.
Comparable RevPAR for the first quarter of 2020 decreased 22.8% over the same period of 2019 with 474 basis points of RevPAR Index market share decline. The decline in comparable RevPAR was driven by a 5.5% decrease in comparable ADR and 1210 bps decrease in comparable occupancy. The decline in occupancy was primarily driven by a significant reduction in hotel demand in March 2020 resulting from the impact of COVID-19. Top performing markets included Fort Myers, Florida, Tucson, Arizona, Fort Lauderdale, Florida, and Miami, Florida.
Adjusted EBITDAre for the first quarter of 2020 was $10 million as compared to $43 million for the same period in 2019. The year-over-year decrease was primarily due to decreases in rooms revenue, including due to the impact of sold hotels, revenue disruption following the transition and integration of our hotels onto the Wyndham platform in April 2019, and a reduction in room demand due to the COVID-19 pandemic.

Operations Update and Measures to Mitigate Impact of COVID-19

Due to the ongoing operational and financial impact from COVID-19 and requirements from state and local government and public health authorities, CorePoint, along with its third-party manager, temporarily did not accept transient guests or most other reservations at 30 of the Company’s 245 hotels in order to minimize ongoing operating expenses and conserve cash. As of today, the Company has resumed reduced operations at 10 of these 30 hotels and expects the remaining 20 hotels to resume reduced operations over the next several weeks. The remaining hotels are currently expected to remain open at reduced operational capacity, however the Company will continue to review each individual property based on local circumstances and legal requirements.

In addition to temporarily suspending operations at certain hotels, the Company implemented the following cost containment measures to preserve liquidity:

•
In mid-March, the Company with its third-party manager, began to significantly reduce staffing levels, eliminate all non-essential amenity offerings, minimize spending at all hotels and close sections and/or floors at some hotels to maximize efficiencies.

•
CorePoint and its third-party manager are pursuing alternative sources of hotel revenue, including from governmental authorities and local organizations seeking temporary accommodations for groups such as medical personnel, first responders and military personnel as well as continuing to pursue corporate accounts related to essential businesses.

•	CorePoint is deferring all non-essential capital investments and expenditures for 2020, with the exception of life safety or critical operational needs.

•
The Company expects that its common stock dividend will remain suspended for the balance of 2020. CorePoint’s Board of Directors will reassess at the end of the year the common dividend amount, if any, that will be declared and paid for 2020.

•
Related to board and executive compensation, CorePoint’s Board of Directors will be paid their board fees for the remainder of 2020 in the form of deferred stock units and Mr. Cline has agreed to take a portion of his compensation for the remainder of 2020 in the form of restricted stock in lieu of cash.  In addition, the Company continues to implement cost containment measures with respect to all other corporate spending.

Dispositions
Since CorePoint commenced its initial non-core disposition program of 78 hotels in March 2019, 60 of these hotels have been successfully sold for a combined gross sales price of approximately $245 million and an additional 10 of these hotels are under contract with qualified buyers, expected to generate approximately $35 million of gross proceeds. The Company’s expanded non-core disposition program includes an additional phase two group of 132 hotels. Ten phase two hotels have been successfully sold for a combined gross sales price of approximately $45 million and an additional 16 phase two hotels are under contract with qualified buyers, expected to generate approximately $80 million in gross proceeds. There can be no assurance as to the timing of any future sales or whether such sales will be completed at all. The company is unable to forecast at this time whether there will be any impact from COVID-19 on the timing of or gross proceeds from asset sales.

Hotel Disposition Summary ($ in millions):

	Phase 1	Phase 2	Total
Total number of non-core hotels:	78	132	210

Full year 2019:
Number of hotels sold	43	1	44
Gross proceeds	$173	$4	$177
Portion of net proceeds used to repay debt	$111	$3	$114

First quarter 2020:
Number of hotels sold	17	6	23
Gross proceeds	$72	$28	$100
Portion of net proceeds used to repay debt	$37	$13	$50

Second quarter 2020 (to date):
Number of hotels sold	—	3	3
Gross proceeds	$—	$13	$13
Portion of net proceeds used to repay debt	$—	$6	$6

Capital Investments
The Company invested approximately $9 million in the first quarter of 2020 in capital improvements. Excluding hurricane restoration costs, the Company invested approximately $7 million in capital improvements for the first quarter of 2020. As previously disclosed, CorePoint is deferring all non-essential capital investments and expenditures for the balance of 2020, with the exception of life safety or critical operational needs, resulting in an estimated reduction of total capital spending in the range of approximately $25 million to $30 million.

Balance Sheet and Liquidity
As of March 31, 2020, the Company had total cash and cash equivalents of $234 million, excluding lender escrows of approximately $19 million.
As of March 31, 2020, the Company had total debt principal outstanding of $981 million, which consisted of the following:
(Unaudited, $ in millions)

Debt	Interest Rate	Maturity Date	Principal Balance Outstanding
CMBS Loan (1)(2)	L + 2.75%	June 2025	$871
Revolving Credit Facility (3)	L + 4.50%	May 2021	110
Total			$981
____________________

(1)
Maturity date assumes the exercise of all borrower extension options. Initial maturity date is June 2020, with borrower options to extend the initial maturity date for five successive terms of one year each. In March 2020, the Company provided notice to extend the CMBS Facility for one year upon maturity. In connection with the extension, in April 2020, the Company purchased a new interest rate cap with a termination date of June 15, 2021. The Company believes it has met and will meet all requirements to extend the CMBS Facility for one year from the current maturity date. The CMBS loan is now 100% pre-payable without penalty. Amount shown represents gross principal balance outstanding.

(2) As noted in the Hotel Disposition Summary table above, the Company used approximately $6 million of net proceeds from its asset sales to reduce the principal balance outstanding to $865 million as of today.
(3) $150 million Revolving Credit Facility. Maturity date assumes the exercise of all borrower extension options. The Revolving Credit Facility was scheduled to mature on May 30, 2020, with an election to extend the maturity for one additional year. In connection with the amendment of the Revolving Credit Facility following quarter end, the maturity of the Revolving Credit Facility was extended to May 31, 2021, which maturity may be accelerated if our CMBS Facility is not extended to a date no earlier than such date on or prior to its stated maturity on June 9, 2020.

The Company was in compliance with its financial covenants under its Revolving Credit Facility as of March 31, 2020. Such financial covenants include a maximum total net leverage ratio financial covenant of 6.9x and a minimum interest coverage ratio financial covenant of 1.5x. Subsequent to quarter end, the Company amended its Revolving Credit Facility to eliminate these financial covenants tested through maturity of the Revolving Credit Facility. The amendment extended the maturity of our Revolving Credit Facility to May 31, 2021. As part of the amendment process, the Company agreed to repay $25 million of the $110 million outstanding ($5 million per month starting in August 2020) and comply with a minimum liquidity covenant of $60 million (subject to certain dollar-for-dollar reductions in respect of 50% of any amounts utilized to repay the Revolving Credit Facility, other than the required repayment of $25 million). Additionally, the amendment also includes a 50-basis point per annum increase in interest rate spread, and restrictions on the Company’s ability to make common dividend payments (except to the extent required to maintain REIT status), make investments and to incur additional indebtedness above certain levels, subject to certain exceptions. In connection with the amendment of our Revolving Credit Facility, CorePoint agreed to provide a guarantee of the obligations under the Revolving Credit Facility.

Dividends
On March 12, 2020, our Board of Directors authorized and the Company declared a cash dividend of $0.20 per share of common stock with respect to the first quarter of 2020. The first quarter dividend was paid on April 15, 2020 to stockholders of record as of March 31, 2020. The Company expects that its common stock dividend will remain suspended for the balance of 2020, resulting in the preservation of approximately $11 million of cash per quarter, or approximately $45 million on an annualized basis. CorePoint’s Board of Directors will reassess at the end of the year any additional common dividend amount that may be declared and paid for 2020 in addition to the dividend paid with respect to the first quarter of 2020. All future dividends will be at the sole discretion of CorePoint’s Board of Directors and will depend upon, among other things compliance with debt covenants and maintenance of our REIT qualification.

Wyndham Settlement Update
As part of the previously disclosed settlement agreement (the “Wyndham Settlement”), CorePoint continues to work closely with its sole property manager, LQ Management L.L.C. (“LQM”), an affiliate of Wyndham Hotels & Resorts, Inc. (“Wyndham”), to support its reestablishment of the agreed upon revenue management software and tools, call center technologies and the administration of corporate and group bookings. The implementation work is underway and remains on schedule to be completed by no later than the end of 2020.
Through the first quarter of 2020, CorePoint has received cash payments totaling approximately $31 million from Wyndham, including approximately $3 million received in the first quarter of 2020, in accordance with the terms of the settlement. CorePoint expects to receive the remaining approximately $6 million of settlement payments from Wyndham by no later than June 2021.
For more information regarding the settlement, see the Company’s Current Report on Form 8-K that was filed with the SEC on October 23, 2019.

Earnings Call and Webcast
The Company will host a quarterly conference call for investors and other interested parties later today beginning at 5:00 p.m. Eastern Time.
The call may be accessed by dialing (866) 300-4611, or (703) 736-7439 for international participants, and entering the passcode 6135247. Participants may also access the call via website by visiting our investors website at www.corepoint.com/investors. You are encouraged to dial into the call or link to the webcast at least 15 minutes prior to the scheduled start time. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on May 20, 2020 through 8:00 p.m. Eastern Time on May 27, 2020. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 6135247.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include, but are not limited to, statements related to the Company’s expectations regarding the impact of the COVID-19 pandemic and the impact of any measures taken to mitigate the impact of the pandemic, our expectations with respect to our non-core property disposition strategy and with respect to the Wyndham Settlement, as well as other statements representing management’s beliefs about future events, transactions, strategies, operations and financial results and other non-historical statements. Such forward-looking statements often contain words such as “assume,” “will,” “anticipate,” “believe,” “predict,” “project,” “potential,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should,” “would,” “could,” “goal,” “seek,” “hope,” “aim,” “continue” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: business, financial and operating risks inherent to the lodging industry; macroeconomic and other factors beyond our control, including without limitation the effects of pandemics or outbreaks of contagious disease; the geographic concentration of our hotels; our inability to compete effectively; our concentration in the La Quinta brand; our dependence on the performance of LQ Management L.L.C. and other third-party hotel managers and franchisors; covenants in our hotel management and franchise agreements that limit or restrict the sale of our hotels; risks posed by our disposition activities as well as our acquisition, redevelopment, repositioning, renovation and re-branding activities; risks resulting from significant investments in real estate; cyber threats and the risk of data breaches or disruptions of technology information systems; the growth of internet reservation channels; disruptions to the functioning or transition of the reservation systems, accounting systems or other technology programs for our hotels, and other technology programs and system upgrades; risks related to our spin-off from La Quinta and the merger of La Quinta’s management and franchise business with Wyndham; and our substantial indebtedness. Additional risks and uncertainties include, among others, those risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which is expected to be filed on or about the date of this press release, as such factors may be updated or superseded from time to time in our periodic filings with the Securities and Exchange Commission. You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. Although it is believed that the expectations reflected in such forward-looking statements are reasonable and are expressed in good faith, such expectations may not prove to be correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only to expectations as of the date of this communication. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

Non-GAAP Financial Measures

We refer to certain non-GAAP financial measures in this press release including FFO, Adjusted FFO, Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre, Comparable Hotel Adjusted EBITDAre, and Comparable Hotel Adjusted EBITDAre margin. All such non-GAAP financial measures are unaudited. Please see the tables to this press release for definitions of such non-GAAP financial measures and reconciliations of such financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) for historical periods.

About CorePoint

CorePoint Lodging Inc. (NYSE: CPLG) is the only pure-play publicly traded U.S. lodging REIT strategically focused on the ownership of midscale and upper-midscale select-service hotels. CorePoint owns a geographically diverse portfolio in attractive locations primarily in or near employment centers, airports, and major travel thoroughfares. The portfolio consists of La Quinta branded hotels. For more information, please visit CorePoint’s website at www.corepoint.com.

Contact:

Becky Roseberry
SVP - Finance
214-501-5535
investorrelations@corepoint.com

CorePoint Lodging Inc.
Consolidated Balance Sheets (Unaudited)
($ in millions, except per share amounts)

	March 31, 2020	December 31, 2019
Assets:
Real estate
Land	$580	$604
Buildings and improvements	2,081	2,162
Furniture, fixtures, and other equipment	328	347
Gross operating real estate	2,989	3,113
Less accumulated depreciation	(1,186)	(1,216)
Net operating real estate	1,803	1,897
Construction in progress	9	14
Total real estate, net	1,812	1,911

Right of use assets	21	21
Cash and cash equivalents	234	101
Accounts receivable	26	33
Other assets	53	43
Total Assets	$2,146	$2,109

Liabilities and Equity:

Liabilities:
Debt, net	$979	$915
Mandatorily redeemable preferred shares	15	15
Accounts payable and accrued expenses	77	82
Dividends payable	11	11
Other liabilities	50	43
Deferred tax liabilities	7	6
Total Liabilities	1,139	1,072
Commitments and contingencies
Equity:
Common stock, $0.01 par value per share; 1.0 billion shares authorized; 58.1 million and 57.2 million shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	1	1
Additional paid-in-capital	956	954
Retained earnings	48	80
Noncontrolling interest	2	2
Total Equity	1,007	1,037
Total Liabilities and Equity	$2,146	$2,109

CorePoint Lodging Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Rooms	$143	$204
Other	3	4
Total Revenues	146	208
Operating Expenses:
Rooms	79	93
Other departmental and support	24	31
Property tax, insurance and other	16	17
Management and royalty fees	14	21
Corporate general and administrative	8	8
Depreciation and amortization	40	44
Impairment loss	2	—
Gain on sales of real estate	(23)	—
Gain on casualty	(2)	—
Total Operating Expenses	158	214
Operating Loss	(12)	(6)
Other Income (Expenses):
Interest expense	(14)	(18)
Other income, net	3	2
Total Other Expenses	(11)	(16)
Loss before income taxes	(23)	(22)
Income tax benefit (expense)	2	(5)
Net loss	$(21)	$(27)

Weighted average common shares outstanding - basic and diluted	56.5	58.6

Basic and diluted loss per share	$(0.37)	$(0.47)

RECONCILIATIONS

The tables below provide a reconciliation of Hotel Adjusted EBITDAre, Adjusted EBITDAre, EBITDAre and EBITDA to net income (loss), and a reconciliation of FFO and Adjusted FFO to net income (loss). We believe this financial information provides meaningful supplemental information because it represents how management views the business and reviews our operating performance. It is also used by management when publicly providing the business outlook. See the definitions of “EBITDA,” “EBITDAre,” “Adjusted EBITDAre,” “Comparable Hotel Adjusted EBITDAre,” “FFO” and “Adjusted FFO,” for a further explanation of the use of these measures.

“EBITDA.” Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many REIT and non-REIT related industries. We believe EBITDA is useful in evaluating our operating performance because it provides an indication of our ability to incur and service debt, to satisfy general operating expenses, and to make capital expenditures. We calculate EBITDA excluding discontinued operations. EBITDA is intended to be a supplemental non-GAAP financial measure that is independent of a company’s capital structure.

“EBITDAre.” We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines EBITDAre as EBITDA adjusted for gains or losses on the disposition of properties, impairments, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates. We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period.

“Adjusted EBITDAre.” Adjusted EBITDAre is calculated as EBITDAre adjusted for certain items, such as restructuring and separation transaction expenses, acquisition transaction expenses, stock-based compensation expense, severance expense, and other items not indicative of ongoing operating performance. The Company believes that EBITDAre and Adjusted EBITDAre provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDAre and Adjusted EBITDAre are among the measures used by the Company’s management to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDAre and Adjusted EBITDAre are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in and apart from the Company’s industry sector.

EBITDA, EBITDAre and Adjusted EBITDAre are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are that these measures:

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•	do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;

•	do not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•	do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDAre and Adjusted EBITDAre do not include gains or losses on the disposition of properties which may be material to our operating performance and cash flow;

•
do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of our future operations, including but not limited to discontinued operations, impairment, acquisition and disposition activities and restructuring expenses;

•
although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced, upgraded or repositioned in the future, and EBITDA, EBITDAre and Adjusted EBITDAre do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a replacement to net income (loss) presented in accordance with GAAP, discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Comparable Hotel Adjusted EBITDAre” measures property-level results at the Company’s Comparable hotels before corporate-level expenses and is a key measure of a hotel’s profitability. The Company presents Hotel Adjusted EBITDAre to help the Company and its investors evaluate the ongoing operating performance of the Company’s properties.

“Comparable Hotel Adjusted EBITDAre margin” represents the ratio of Comparable Hotel Adjusted EBITDAre to total revenues.

Funds from operations (“FFO”) and “Adjusted FFO”. We present Nareit FFO attributable to common stockholders and Nareit FFO per diluted share (as defined below) as non-GAAP measures of our performance. We calculate funds from operations (“FFO”) attributable to common stockholders for a given operating period in accordance with standards established by Nareit, as net income or loss (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses on sales of certain real estate assets, impairment write-downs of real estate assets, discontinued operations, income taxes related to sales of certain real estate assets, and the cumulative effect of changes in accounting principles, plus adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect our pro rata share of the FFO of those entities on the same basis. Since real estate values historically have risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For these reasons, Nareit adopted the FFO metric in order to promote an industry wide measure of REIT operating performance. We believe Nareit FFO provides useful information to investors regarding our operating performance and can facilitate comparisons of operating performance between periods and between REITs. Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current Nareit definition, or that interpret the current Nareit definition differently than we do. We calculate Nareit FFO per diluted share as our Nareit FFO divided by the number of fully diluted shares outstanding during a given operating period.

We also present Adjusted FFO attributable to common stockholders when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance and in our annual budget process. We believe that the presentation of Adjusted FFO provides useful supplemental information that is beneficial to an investor’s complete understanding of our operating performance. We adjust Nareit FFO attributable to common stockholders for the following items, and refer to this measure as Adjusted FFO attributable to common stockholders: transaction expense associated with the potential disposition of or acquisition of real estate or businesses; severance expense; share-based compensation expense; litigation gains and losses outside the ordinary course of business; amortization of deferred financing costs; reorganization costs and separation transaction expenses; loss on early extinguishment of debt; straight-line ground lease expense; casualty losses; deferred tax expense; and other items that we believe are not representative of our current or future operating performance.

Nareit FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under GAAP. Nareit FFO is not an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to fund dividends. Nareit FFO is also not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining Nareit FFO. Investors are cautioned that we may not recover any impairment charges in the future. Accordingly, Nareit FFO should be reviewed in connection with GAAP measurements. We believe our presentation of Nareit FFO is in accordance with the Nareit definition; however, our Nareit FFO may not be comparable to amounts calculated by other REITs.

ADJUSTED EBITDAre NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Net loss	$(21)	$(27)
Interest expense	14	18
Income tax (benefit) expense	(2)	5
Depreciation and amortization	40	44
EBITDA	31	40
Impairment loss	2	—
Gain on sales of real estate	(23)	—
Gain on casualty	(2)	—
EBITDAre	8	40
Equity-based compensation expense	2	2
Spin-off and reorganization expenses	—	1
Other, net	—	—
Adjusted EBITDAre	$10	$43

Additional information:

•
Adjusted EBITDAre for the three months ended March 31, 2020 has been adjusted to exclude business interruption insurance proceeds of $2 million, collected and included as income in net loss. Adjusted EBITDAre for the three months ended March 31, 2019 has been adjusted to exclude business interruption insurance proceeds of $1 million, collected and included as income in net loss.

•
For the three months ended March 31, 2020, the Company sold 23 properties for a gross sales price of approximately $100 million. The resulting gain was $23 million. For the three months ended March 31, 2019, the Company sold two hotels for gross proceeds of $5 million. The GAAP reported gains on sale for all periods, which are included in net loss, have been excluded in the calculations of EBITDAre and Adjusted EBITDAre.

HOTEL ADJUSTED EBITDA AND TOTAL REVENUES
NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Adjusted EBITDAre	$10	$43
Corporate general and administrative expenses (1)	5	5
Hotel Adjusted EBITDAre	15	48
Impact of non-comparable hotels(2)	2	(2)
Comparable Hotel Adjusted EBITDAre(3)	$17	$46

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Total Revenues	$146	$208
Impact of non-comparable hotels(2)	(6)	(29)
Comparable Hotel Revenues(3)	$140	$179
____________________

(1)	Includes adjustments to exclude the effects of corporate general and administrative costs.

(2)	Includes the impact of hotels sold and the 7 properties with casualty related displacements that are excluded from the Comparable Hotels.

(3)	Comparable Hotels includes 241 hotels of the total 248 hotels owned as of March 31, 2020.

PRO FORMA ADJUSTED FFO NON-GAAP RECONCILIATION
(unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Net loss	$(21)	$(27)
Depreciation and amortization	40	44
Impairment loss	2	—
Gain on sales of real estate	(23)	—
Gain on casualty	(2)	—
Nareit defined FFO attributable to common stockholders	(4)	17
Equity-based compensation expense	2	2
Noncash income tax expense	2	—
Amortization expense of deferred financing costs	4	4
Spin-Off and reorganization expenses	—	1
Other, net	—	—
Adjusted FFO attributable to common stockholders	$4	$24

Weighted average number of shares outstanding, diluted	57.9	59.5
Adjusted funds from operations per share, diluted	$0.07	$0.40
____________________

Additional information:

•
Adjusted FFO attributable to common stockholders for the three months ended March 31, 2020 has been adjusted to exclude business interruption insurance proceeds of $2 million, collected and included in net loss. Adjusted FFO attributable to common stockholders for the three months ended March 31, 2019 has been adjusted to exclude business interruption insurance proceeds of $1 million, collected and included as income in net loss.

•
For the three months ended March 31, 2020, we sold 23 properties for a gross sales price of approximately $100 million. The resulting gain was $23 million. For the three months ended March 31, 2019, we sold two hotels for gross proceeds of $5 million. The GAAP reported gains on sale for all periods, which are included in net loss, have been excluded in the calculations of Adjusted FFO attributable to common stockholders.

•
Weighted average number of shares outstanding, diluted presented above may differ from weighted average number of shares outstanding, diluted presented for GAAP purposes when there is a net loss and all potentially dilutive securities are anti-dilutive.

CERTAIN DEFINED TERMS
Average daily rate (“ADR”) represents hotel room revenues divided by total number of rooms rented in a given period. ADR measures the average room price attained by a hotel or group of hotels, and ADR trends provide useful information concerning pricing policies and the nature of the guest base of a hotel or group of hotels. Changes in room rates have an impact on overall revenues and profitability.
“Occupancy” represents the total number of rooms rented in a given period divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels’ available capacity, which may be affected from time to time by our repositioning, property casualties and other activities. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per available room (“RevPAR”) is defined as the product of the ADR charged and the average daily occupancy achieved. RevPAR does not include bad debt expense or other ancillary, non-room revenues, such as food and beverage revenues or parking, telephone or other guest service revenues generated by a hotel, which are not significant for us.
RevPAR changes that are driven predominately by occupancy have different implications for overall revenue levels and incremental hotel operating profit than changes driven predominately by ADR. For example, increases in occupancy at a hotel would lead to increases in room and other revenues, as well as incremental operating costs (including, but not limited to, housekeeping services, utilities and room amenity costs). RevPAR increases due to higher ADR, however, would generally not result in additional operating costs, with the exception of those charged or incurred as a percentage of revenue, such as management and royalty fees, credit card fees and commissions. As a result, changes in RevPAR driven by increases or decreases in ADR generally have a greater effect on operating profitability at our hotels than changes in RevPAR driven by occupancy levels. Due to seasonality in our business, we review RevPAR by comparing current periods to budget and period-over-period.
“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.
“Comparable Hotels” are defined as hotels that were active and operating in our system for at least one full calendar year as of the end of the applicable reporting period and were active and operating as of January 1st of the previous year. Comparable Hotels exclude: (i) hotels that sustained substantial property damage or other business interruption; (ii) hotels that are sold or classified as held for sale; or (iii) hotels in which comparable results are otherwise not available. Management uses Comparable Hotels as the basis upon which to evaluate ADR, occupancy, and RevPAR. Management calculates comparable ADR, Occupancy, and RevPAR using the same set of Comparable Hotels as defined above. Further, we report variances in comparable ADR, occupancy, and RevPAR between periods for the set of Comparable Hotels existing at the reporting date versus the results of the same set of hotels in the prior period. Of the 248 hotels in our portfolio as of March 31, 2020, 241 have been classified as Comparable Hotels. When considering business interruption in the context of our definition of Comparable Hotels, any hotel that had completely or partially suspended operations on a temporary basis at any point during the three months ended March 31, 2020, as a result of the COVID-19 pandemic, was considered to be part of the definition of Comparable Hotels. Despite these temporary suspensions of hotel operations, we believe that including these hotels within ADR, Occupancy and RevPAR, reflects the underlying results of our business for the three months ended March 31, 2020.

HOTEL COUNT RECONCILIATION

Hotel Count
As of December 31, 2018	315
Hotels sold	(44)
As of December 31, 2019	271
Hotels sold(1)	(23)
As of March 31, 2020(2)	248
Hotels sold subsequent to quarter end(3)	(3)
As of May 20, 2020	245

Total hotels sold	70
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(1) The Company sold 23 hotels, totaling 2,700 rooms. Of these properties sold, two were located in San Antonio, Texas; two were located in Houston, Texas; two were located in Austin, Texas, two were located in Amarillo, Texas; and one in each of the following locations: Augusta, Georgia; Clute, Texas; Pleasant Prairie, Wisconsin; Midvale, Utah; Temple, Texas; Moon Township, Pennsylvania; Roswell, Georgia; Omaha, Nebraska; Plattsburgh, New York; Delafield, Wisconsin; Las Cruses, New Mexico; El Paso, Texas; Champaign, Illinois; Lenexa, Kansas; and Canton, Michigan.
(2) Includes the 7 properties with casualty related displacements that are excluded from the Comparable Hotels as of March 31, 2020
(3) From March 31, 2020 through today, the Company sold 3 hotels, totaling 270 rooms. Of these properties sold, one was located in each of the following locations: Macedonia, Ohio; New Berlin, Wisconsin; and Oshkosh, Wisconsin.